Exhibit 10.ii.ee.

Buenos Aires, March 2, 2010

Messrs.

Cargill S.A.C.I.

Av. L. N. Alem 928 Piso 2

Ciudad Autónoma de Buenos Aires

Dear Sirs:

We are addressing you regarding the meetings recently held where your purpose, and interest, was expressed to increase cereal origination assuming the administration of the processes related to their procurement as well as our purpose and interest, in general, to remove from us the administration of the processes related to the procurement and reception of the cereal originated in the transactions made with customers in which our company delivers fertilizes and receives as consideration cereal grain, particularly, with the possibility that our Company may get in advance money for the development of its business irrespective of the date agreed for grain delivery by its customer. Therefore and consequently our Company offers and puts for your consideration the possibility to assign by two (2) years all the Bargain and Sale Cereal’s Grains Agreements (boletos de compraventa de cereales) subscribed with its customers by virtue of which Mosaic de Argentina S.A. delivers fertilizers and receives as consideration cereal grain. The assignment in your favor would be made under such particular conditions to be timely agreed for each transaction. The price would be the correspondent to the Bargain and Sale Cereals Grain Agreement to be assigned and its related invoices having you to realize the payment of the price by means of a deposit/transfer to the Account Nr……………., at Bank …………………, located at ………….´.

Likewise we would pay to you a commission for administration of two per cent (2%) calculated on ninety with fifty per cent (90,50%) of the price of transfer and an interest calculated on the basis of the application on the price of the transfer of the rate of interest of eight per cent per year for a term of 10 days in available operations or for 30 days in the future operations. Rates of interest will be checked by the Parties every six months Subscription by both parties of the first assignment of the Bargain and Sale Cereal´s Grains Agreement (Boleto de compraventa de Cereales) as from the day: ……….will be considered to all effects acceptance of this offer.

Of being this offer accepted, it will be able to be rescinded by any of the Parties without expression of reason and with a not minor anticipation of hundred eighty days (180) days, without it generates right to indemnification of no species.

Without another individual, we greet him very attentively.

Sincerely yours,

Mosaic de Argentina S.A.